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                                                                    Exhibit 99.1

    FORE SYSTEMS, INC. ANNOUNCES PRELIMINARY SECOND QUARTER FINANCIAL RESULTS

                  Pittsburgh, Pennsylvania - October 1, 1998 - FORE Systems, Inc. (NASDAQ:FORE) today announced preliminary financial results for its second fiscal quarter ending September 30, 1998.

                  Revenue for the second quarter of fiscal 1999, based on a preliminary analysis, will be between $141 million and $143 million, compared to last year's second quarter revenue of $109.7 million. Net income is expected to be between $9.3 million and $10.9 million and earnings per diluted share is expected to be between $.09 and $.10, as compared to net income of $7.0 million and earnings per diluted share of $0.07 reported in the second quarter of fiscal 1998. This preliminary net income estimate does not include the write-off of purchased in-process research and development expenses and the related restructuring charges associated with the acquisition of Berkeley Networks announced during the quarter. Once included, the net loss for the quarter is expected to be between $1.70 and $1.90 per diluted share.

                  Commenting on the preliminary results for the second fiscal quarter, Thomas J. Gill, FORE's President and CEO, said, "Although bookings are at record levels and well ahead of industry growth rates, we are disappointed that revenues are below analysts' expectations. We still remain encouraged by the growth opportunity for our high-end switching solutions in both enterprise and service provider networks." FORE's second quarter results were affected by several factors relating to new product transition issues including higher than anticipated demand and customer delivery schedules. Another factor affecting the quarterly results was that the volume of orders received during the final days of the quarter were far in excess of manufacturing capacity to process orders for revenue. Gill further stated, "While these factors affected revenue recognized this quarter, strong bookings and continued new product introductions will fuel our long-term growth opportunity."

                  Final financial results for FORE's second fiscal quarter ending September 30, 1998 are expected to be released on October 15, 1998.

                  This press release contains forward-looking statements with respect to financial results, growth rate trends and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including risks that final financial results will vary from preliminary estimates and that future sales and growth rates for the industry and the Company could be lower than anticipated. For a detailed discussion of these risks and other risk factors affecting FORE Systems, please refer to the risk factors set forth in the FORE Systems Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.